INDEX TO FINANCIAL STATEMENTS
                          of Federal Insurance Company

Financial Statements
     Report of Independent Auditors.........................................F-1
     Balance Sheets (Statutory Basis) as of December 31, 1998 and December
     31, 1997...............................................................F-2
     Statements of Income (Statutory Basis) for Years Ended December
     31, 1998, 1997 and 1996................................................F-3
     Statements of Surplus (Statutory Basis) for Years Ended December
     31, 1998, 1997 and 1996................................................F-4
     Statements of Cash Flows (Statutory Basis) for Years Ended December
     31, 1998, 1997 and 1996    ............................................F-5
     Notes to Financial Statements..........................................F-6

THE FINANCIAL STATEMENTS OF FEDERAL INSURANCE COMPANY ("FEDERAL") INCLUDED HEREIN HAVE BEEN PREPARED ON A STATUTORY BASIS, RATHER THAN IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BECAUSE STATE INSURANCE DEPARTMENTS RESPONSIBLE FOR OVERSIGHT OF FEDERAL'S FINANCIAL CONDITION REQUIRE FINANCIAL STATEMENTS TO BE PRESENTED ON A STATUTORY BASIS. AS A RESULT, THE CHUBB CORPORATION DOES NOT PREPARE FINANCIAL STATEMENTS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR FEDERAL, ITS WHOLLY OWNED SUBSIDIARY.

                       REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Federal Insurance Company

        We have audited the accompanying statutory-basis balance sheets of Federal Insurance Company (Company) as of December 31, 1998 and 1997, and the related statutory-basis statements of income, surplus to policyholders, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 1, these financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Indiana Insurance Department, the jurisdiction of domicile of the Company, which practices differ from generally accepted accounting principles. The variances from such practices and generally accepted accounting principles are also described in Note 1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.

        In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of Federal Insurance Company at December 31, 1998 and 1997 or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1998.

        However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federal Insurance Company at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting practices prescribed or permitted by the Indiana Insurance Department.

                                ERNST & YOUNG LLP




New York, New York
February 24, 1999


                                    PAGE F-1

                            FEDERAL INSURANCE COMPANY
                        BALANCE SHEETS - STATUTORY BASIS
                           December 31, 1998 and 1997
                 (dollars in thousands except per share amounts)




                                                                          1998                1997
                                                                    -----------------  --------------------
ADMITTED ASSETS

Invested Assets:
  Cash and Short Term Investments, at Amortized Cost                     $   408,664           $   719,375
  Tax Exempt Bonds, at Amortized Cost                                      5,901,710             5,221,481
  Taxable Bonds, at Amortized Cost                                         1,852,756             1,922,965
  Equity Securities, at Market                                               495,285               465,563
  Investments in U.S. Property & Casualty Subsidiaries                     1,083,050             1,042,295
  Investments in Other Unconsolidated Subsidiaries                           220,550               220,182
  Receivable for Securities                                                   10,157                29,838
  Other Invested Assets                                                      252,850               237,340
                                                                    -----------------  --------------------
    Total Cash and Invested Assets (Note 2)                               10,225,022             9,859,039

Premiums Receivable                                                          589,650               625,601
Interest and Dividends Due and Accrued                                       138,990               126,395
Reinsurance Recoverable on Paid Losses                                       100,011                49,763
Equities and Deposits in Pools and Associations                               79,495                66,276
Amounts Due from Associated Companies (Note 3)                               158,233                51,388
Other Assets                                                                 282,176               174,057
                                                                    -----------------  --------------------
                                                                          11,573,577            10,952,519

Deduct: Non-Admitted Assets                                                  186,876               127,261
                                                                    -----------------  --------------------
      Total Admitted Assets                                              $11,386,701           $10,825,258
                                                                    =================  ====================

LIABILITIES AND SURPLUS TO POLICYHOLDERS


Outstanding Losses and Loss
 Expenses (Notes 7 and 8)                                                $ 6,348,319           $ 6,065,735
Unearned Premiums                                                          1,803,792             1,683,472
Working Funds Due to Manager                                                       -               136,598
Provision for Reinsurance                                                     61,892                45,454
Accrued Expenses and Other Liabilities                                       384,480               338,883
                                                                    -----------------  --------------------
       Total Liabilities                                                   8,598,483             8,270,142
                                                                    -----------------  --------------------


Commitments and Contingent Liabilities (Notes 6 and 8)

Common Capital Stock                                                          13,987                13,987
Paid-In Surplus                                                              378,890               378,890
Unassigned Funds                                                           2,262,120             1,972,505
Unrealized Appreciation of Investments                                       133,221               189,734
                                                                    -----------------  --------------------
                                                                    -----------------  --------------------
       Total Surplus To Policyholders (Note 9)                             2,788,218             2,555,116
                                                                    -----------------  --------------------

       Total Liabilities and
                                                                    -----------------  --------------------
        Surplus to Policyholders                                         $11,386,701           $10,825,258
                                                                    =================  ====================

       Common Capital Stock:
         Shares Authorized                                                 3,499,971             3,499,971
         Shares Issued and Outstanding                                     3,496,678             3,496,678
         Par Value Per Share                                             $         4           $         4

                                    PAGE F-2

                            FEDERAL INSURANCE COMPANY
                     STATEMENTS OF INCOME - STATUTORY BASIS
                  Years Ended December 31, 1998, 1997 and 1996
                                 (in thousands)


                                                                 1998                1997                1996
                                                                 ------------------  ------------------  ------------------
Net Premiums Written                                                    $3,491,466          $3,676,579          $2,582,131

Increase in Unearned Premiums
 Net of Accrued Retrospective Premiums                                     120,320             428,188             137,785
                                                                 ------------------  ------------------  ------------------
    Premiums Earned (Note 7)                                             3,371,146           3,248,391           2,444,346
                                                                 ------------------  ------------------  ------------------

Losses and Loss Expenses (Note 7)                                        2,293,839           2,139,189           1,697,816

Underwriting Expenses                                                    1,120,183           1,120,121             790,017

Dividends to Policyholders                                                  26,139              23,089              14,581
                                                                                                         ------------------
                                                                 ------------------  ------------------  ------------------
                                                                         3,440,161           3,282,399           2,502,414
                                                                 ------------------  ------------------  ------------------
    Underwriting Loss                                                      (69,015)            (34,008)            (58,068)
                                                                 ------------------  ------------------  ------------------

Investment Income Before Expenses                                          654,947             977,002             559,686

Realized Capital Gains                                                      92,737              53,132              34,693

Investment Expenses                                                          8,495               7,540               5,325
                                                                                                         ------------------
                                                                 ------------------  ------------------  ------------------
    Investment Income                                                      739,189           1,022,594             589,054
                                                                 ------------------  ------------------  ------------------

Other Income (Loss) (including gain
 or loss on foreign exchange) (Note 6)                                     (15,863)              1,786              (9,617)
                                                                 ------------------  ------------------  ------------------
Income Before Federal and Foreign Income Tax                               654,311             990,372             521,369

Federal and Foreign Income Tax (Note 4)                                     62,188             164,440              83,186
                                                                 ------------------  ------------------  ------------------
Net Income                                                              $  592,123          $  825,932          $  438,183
                                                                 ==================  ==================  ==================

                                    PAGE F-3

                            FEDERAL INSURANCE COMPANY
            STATEMENTS OF SURPLUS TO POLICYHOLDERS - STATUTORY BASIS
                  Years Ended December 31, 1998, 1997 and 1996
                                 (in thousands)

                                                                 1998                1997               1996
                                                                 -----------------   -----------------   ------------------


Common Stock

  Balance, Beginning and End of Year                                     $   13,987          $   13,987          $   13,987
                                                                   -----------------   -----------------  ------------------

Paid-In Surplus

  Balance, Beginning of Year                                                378,890             472,986             472,986
  Distribution of Bellemead Development
   Corporation to Parent                                                          -             (94,096)                  -
                                                                   -----------------   -----------------  ------------------
  Balance, End of Year                                                      378,890             378,890             472,986
                                                                   -----------------   -----------------  ------------------

Unassigned Funds

  Balance, Beginning of Year                                              1,972,505           1,649,830           1,347,361
  Net Income                                                                592,123             825,932             438,183
  Dividends Declared to Parent                                             (280,000)           (280,000)           (250,000)
  Decrease (Increase) in Provision
   for Reinsurance                                                          (16,438)            (12,361)              9,505
  Decrease (Increase) in Non-Admitted Assets                                (59,615)            (17,421)                 71
  Increase (Decrease) in Unassigned Funds of
   U.S. Property & Casualty Subsidiaries                                     53,562            (193,261)             89,809
  Other, Net                                                                    (17)               (214)             14,901
                                                                                       -----------------  ------------------
                                                                   -----------------   -----------------  ------------------
  Balance, End of Year                                                    2,262,120           1,972,505           1,649,830
                                                                   -----------------   -----------------  ------------------

Unrealized Appreciation of Investments

  Balance, Beginning of Year                                                189,734             326,682             433,116
  Distribution of Bellemead Development
   Corporation to Parent                                                          -            (175,664)                  -
  Change During the Year                                                    (56,513)             38,716            (106,434)
                                                                                                          ------------------
                                                                   -----------------   -----------------  ------------------
  Balance, End of Year                                                      133,221             189,734             326,682
                                                                   -----------------   -----------------  ------------------
    Total Surplus to Policyholders                                       $2,788,218          $2,555,116          $2,463,485
                                                                   =================   =================  ==================



                                    PAGE F-4

                            FEDERAL INSURANCE COMPANY
                   STATEMENTS OF CASH FLOWS - STATUTORY BASIS
                  Years Ended December 31, 1998, 1997 and 1996
                                 (in thousands)


                                                                   1998                1997              1996
                                                                   ----------------    ----------------  ---------------
Cash From Operations

Premiums Collected Net of Reinsurance                                    $3,527,417          $3,644,597       $2,527,854
Losses and Loss Expenses Paid (net of
 salvage and subrogation)                                                 2,061,503             967,543        1,717,314
Underwriting Expenses Paid                                                1,112,444           1,079,486          787,594
Other Underwriting Income (Expenses)                                       (158,443)            (97,527)         163,458
                                                                   ----------------    ----------------  ---------------
     Cash from Underwriting                                                 195,027           1,500,041          186,404

Investment Income (net of investment expenses)                              638,633             959,457          542,767
Other Income (Expenses)                                                     (28,895)              2,275           11,223
Dividends to Policyholders Paid                                             (19,694)             (8,862)         (10,912)
Federal Income Taxes Paid                                                   (59,267)           (181,083)         (72,964)
                                                                   ----------------    ----------------  ---------------
     Net Cash from Operations                                               725,804           2,271,828          656,518
                                                                   ----------------    ----------------  ---------------

Cash From Investments

Proceeds from Investments Sold or Matured:
   Bonds                                                                  1,674,555           1,826,979        2,378,073
   Equity Securities                                                        188,319              77,626          155,359
   Other Invested Assets                                                     76,864              72,019           33,972
   Miscellaneous Proceeds                                                       607               2,894           15,801
                                                                   ----------------    ----------------  ---------------
                                                                   ----------------    ----------------  ---------------
     Total Investment Proceeds                                            1,940,345           1,979,518        2,583,205
                                                                   ----------------    ----------------  ---------------

Cost of Investments Acquired:
   Bonds                                                                  2,270,292           3,591,204        2,806,024
   Equity Securities                                                        209,449             304,742          196,520
   Other Invested Assets                                                     72,411              55,568           47,323
   Miscellaneous Applications                                                49,180                 314              389
                                                                   ----------------    ----------------  ---------------
     Total Investments Acquired                                           2,601,332           3,951,828        3,050,256
                                                                   ----------------    ----------------  ---------------
                                                                   ----------------    ----------------  ---------------
     Net Cash from Investments                                             (660,987)         (1,972,310)        (467,051)
                                                                   ----------------    ----------------  ---------------

Cash From Financing and Miscellaneous Sources

Other Cash Provided                                                             631              14,458              639
                                                                   ----------------    ----------------  ---------------

Cash Applied:
   Dividends to Stockholders Paid                                           280,000             280,000          250,000
   Other Applications                                                        96,159               2,507           11,963
                                                                   ----------------    ----------------  ---------------
     Total Cash Applied                                                     376,159             282,507          261,963
                                                                   ----------------    ----------------  ---------------
     Net Cash from Financing and
       Miscellaneous Sources                                               (375,528)           (268,049)        (261,324)
                                                                   ----------------    ----------------  ---------------

Net Change in Cash and Short Term Investments                              (310,711)             31,469          (71,857)

Cash and Short Term Investments:
     Beginning of Year                                                      719,375             687,906          759,763
                                                                   ----------------    ----------------  ---------------
     End of Year                                                         $  408,664          $  719,375       $  687,906
                                                                   ================    ================  ===============

                                    PAGE F-5

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS




1.     Summary of significant accounting policies

       (a) Federal Insurance Company (Company) is a wholly-owned property and casualty insurance subsidiary of The Chubb Corporation (Chubb). The Company is domiciled in the State of Indiana and underwrites most forms of property and casualty insurance, principally in the United States. The geographic distribution of business in the United States is broad with a particularly strong market presence in the Northeast.

       The Company is a member of an affiliated group of U.S. based property and casualty insurance companies, including several wholly-owned subsidiaries. For purposes of this report, the affiliated group of companies, including Federal Insurance Company, is collectively referred to as the Companies.

       The financial statements reflect estimates and judgments made by management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Such estimates and judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Actual results could differ from those estimates.

       Certain amounts in the prior year financial statements have been reclassified to conform with the 1998 presentation.

        These financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Indiana Insurance Department. Such accounting practices vary in certain respects from generally accepted accounting principles (GAAP), including:

           (i) investments in bonds are reported at amortized cost and are not classified as held-to-maturity or available-for-sale; under GAAP, those bonds classified as available-for-sale are carried at market value,

          (ii) the costs of acquiring new business are charged to operations as incurred rather than being deferred and amortized over the period in which the related premiums are earned,

         (iii) certain assets designated "non-admitted" are excluded,

          (iv) outstanding losses and loss expenses are reported net of amounts recoverable from reinsurers; unearned premiums are reported net of the unearned portion of premiums ceded,

           (v) a provision is made for statutory liabilities with respect to unearned premiums and losses reinsured with non-admitted reinsurers and for certain overdue amounts from admitted reinsurers to the extent funds are not held,

                                    PAGE F-6

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

1.     Summary of significant accounting policies (Cont'd)

         (vi)     no provision is made for deferred federal income tax, and

         (vii) investments in wholly-owned U.S. and foreign property and casualty insurance subsidiaries, various other subsidiaries which are not material and, in 1996, a wholly-owned non-property and casualty insurance subsidiary (see Note 1(f)) are included at statutory net asset value and are not consolidated; dividends declared by such subsidiaries are included in investment income. Net income of the U.S. property and casualty insurance subsidiaries is included as a change in unassigned funds. Net income of the other subsidiaries is included as a change in unrealized appreciation of investments.

         The effects of the foregoing variances from GAAP on the statutory basis financial statements have not been determined, but are presumed to be material.

       (b) Invested assets are carried at values prescribed by the National Association of Insurance Commissioners (NAIC). Short term investments, which have an original maturity of one year or less, are carried at amortized cost. Bonds are generally carried at amortized cost. Premiums and discounts arising from the purchase of mortgage-backed securities are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments. Equity securities are carried at market value. Investments in unconsolidated subsidiaries and other invested assets are accounted for on the equity basis.

        Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income. Unrealized appreciation or depreciation of equity securities, unconsolidated subsidiaries and other invested assets are excluded from income and credited or charged directly to surplus to policyholders.

       (c) Premiums are earned on a monthly pro rata basis over the terms of the policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force.

       (d) Liabilities for outstanding losses and loss expenses include the accumulation of individual case estimates for claims reported as well as estimates of unreported claims and claim settlement expenses, less estimates of anticipated salvage and subrogation recoveries. Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions. Such estimates are continually reviewed and updated. Any resulting adjustments are reflected in current operating results.

                                    PAGE F-7

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


1.     Summary of significant accounting policies (Cont'd)

       (e) The methods and assumptions used to estimate the fair value of financial instruments are as follows:

        (i) The carrying value of short term investments approximates fair value due to the short maturities of these investments.

       (ii) Fair values of bonds with active markets are based on quoted market prices. For bonds that trade in less active markets, fair values are obtained from independent pricing services. Fair values of bonds are principally a function of current interest rates. Care should be used in evaluating the significance of these estimated market values which can fluctuate based on such factors as interest rates, inflation, monetary policy and general economic conditions.

      (iii) Fair values of equity securities are based on quoted market prices.

        (f) In 1997, the Company distributed its investment in Bellemead Development Corporation to Chubb; in connection with the distribution, paid-in surplus was reduced by $94,096,000 representing the cost of the investment, and unrealized appreciation of investments was reduced by $175,664,000 representing the increase in the statutory net asset value of Bellemead Development Corporation from the date of acquisition through the date of transfer. This non-cash transaction has been excluded from the statement of cash flows.

2.  Invested assets

        (a) The realized capital gains and losses at December 31, 1998, 1997, and 1996 were as follows (in thousands):

                                                         1998                        1997                1996
                                                         ----                        ----                ----

Gross realized capital gains                             $106,328                     $68,320             $65,229
Gross realized capital losses                              13,591                      15,188              30,536
                                                         --------                     -------             -------
                                                         $ 92,737                     $53,132             $34,693
                                                         ========                     =======             =======


       (b)  The  cost  of  equity  securities,   investments  in  unconsolidated
subsidiaries and other invested assets at December 31, 1998 and 1997 were as follows (in thousands):

                                                         1998                        1997
                                                         ----                        ----

Equity Securities                                        $462,750                    $410,001
Unconsolidated Subsidiaries                               181,681                     173,362
Other Invested Assets                                     219,656                     191,791


                                    PAGE F-8

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


2.  Invested assets (Cont'd)

      (c) The components of unrealized appreciation of investments at December 31, 1998 and 1997 were as follows (in thousands):

                                                         1998                         1997
                                                         ----                         ----

Gross Unrealized Appreciation                            $239,814                     $256,947
Gross Unrealized Depreciation                             106,593                       67,213
                                                         --------                     --------
                                                         $133,221                     $189,734
                                                         ========                     ========

     (d) The amortized cost and estimated market value of bonds were as follows (in thousands):

December 31, 1998
                                                                  Gross             Gross            Estimated
                                              Amortized Cost      Unrealized        Unrealized       Market
                                                                  Gains             Losses           Value

Tax Exempt Bonds                              $5,901,710          $373,873             $ 1,754       $6,273,829
Taxable U.S. Government Bonds                    159,767             2,780                   -          162,547
Taxable Corporate Bonds                          778,730            32,583                 804          810,509
Taxable Foreign Bonds                            179,552            11,450               1,510          189,492
Mortgage-Backed Securities                       734,707             7,606              15,290          727,023
                                              ----------          --------             -------         -------
  Total Bonds                                 $7,754,466          $428,292             $19,358       $8,163,400
                                              ==========          ========             =======       ==========

December 31, 1997

                                                                  Gross             Gross           Estimated
                                              Amortized Cost      Unrealized        Unrealized      Market
                                                                  Gains             Losses          Value

Tax Exempt Bonds                              $5,221,481          $326,053              $  148      $5,547,386
Taxable U.S. Government Bonds                    286,812             4,470                  97         291,185
Taxable Corporate Bonds                          589,826            21,129               1,998         608,957
Taxable Foreign Bonds                            150,320             5,524               1,864         153,980
Mortgage-Backed Securities                       896,007            22,843               1,510         917,340
                                              ----------          --------             -------        --------
  Total Bonds                                 $7,144,446          $380,019              $5,617      $7,518,848
                                              ==========          ========              ======      ==========

                                    PAGE F-9

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


2.  Invested assets (Cont'd)

        (e) The amortized cost and estimated market value of bonds at December 31, 1998 by contractual maturity were as follows (in thousands):

                                                               Amortized                   Market
                                                               Cost                        Value

Due in One Year or Less                                        $  238,938                  $  240,814
Due after One Year through Five Years                           1,038,941                   1,079,466
Due after Five Years through Ten Years                          2,516,845                   2,694,400
Due after Ten Years                                             3,225,035                   3,421,697
Mortgage-Backed Securities                                        734,707                     727,023
  Total Bonds                                                  $7,754,466                  $8,163,400
                                                               ==========                  ==========

        Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

3.  Related party transactions

        During 1997 and 1996, Chubb & Son Inc. (C&S), a subsidiary of Chubb, had agreements with the Companies pursuant to which the Companies participated in the U.S. insurance business written through C&S. C&S arranged for the exchange of reinsurance between the Companies (See Note 8).

         The terms of the agreements included that C&S be reimbursed for all expenses incurred on behalf of the Companies. Such expenses are included primarily in underwriting expenses.

         On December 31, 1997, the agreements with C&S were terminated. Effective January 1, 1998, new agreements were entered into substituting Federal, through its Chubb & Son division, in place of C&S.

         Investment income includes dividends from subsidiaries of $146,000,000, $507,370,000 and $177,225,000 in 1998, 1997, and 1996, respectively.

                                   PAGE F-10

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

4.  Federal and foreign income tax

        The Company is a member of an affiliated group which files a consolidated federal income tax return. Intercompany tax transactions and allocations are governed by an intercompany tax allocation agreement between Chubb and the Companies. Under the written agreement, which is in accordance with Section 1552(a)(1) of the Internal Revenue Code, each of the companies with taxable income is allocated a current tax provision based on the ratio of its taxable income to the total taxable income of those companies having taxable income.

        The provision for federal and foreign income tax gives effect to differences between income for statutory reporting purposes and taxable income. The principal differences are (i) interest income on tax exempt bonds and (ii) the accelerated recognition of taxable income through the discounting of outstanding losses and loss expenses and the reduction of unearned premium reserves for tax purposes.

5.      Employee benefits

        The employees of the Companies are afforded  benefits  under  retirement
and  other  postretirement   benefit  programs.   The  Company  contributes  its
proportionate share towards the cost of these programs.

        The Company participates in a non-contributory, defined benefit pension and retirement plan covering employees of the Companies. The benefits are generally based on an employee's years of service and average compensation during the last five years of employment.

        Vested benefits are fully funded. The employers' policy is to make annual contributions that meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Each participating affiliate is charged for its allocable share of such contributions.

        No pension expense was allocated to the Company in 1998 and 1997. Pension expense allocated to the Company in 1996 was $4,077,000.

        As of January 1, 1998, the most recent actuarial valuation date, the plan's total accumulated benefit obligation was $287,025,000 based on an assumed interest rate of 7.5%, including vested benefits of $271,252,000; the fair value of plan assets was $470,642,000.

                                   PAGE F-11

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

5.      Employee benefits (cont'd)

        In addition to pension benefits, retired employees and their beneficiaries and covered dependents are provided other postretirement benefits, principally health care and life insurance. Substantially all U.S. employees may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements.

        The Company does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Company. Life insurance coverage is non-contributory.

        The Company accrues its proportionate share of the expected cost of providing postretirement benefits to retirees and other fully eligible or vested plan participants and their beneficiaries and covered dependents. The Companies elected to amortize the transition obligation, which represents their unfunded and unrecognized accumulated postretirement benefit obligation as of January 1, 1993, over 20 years. The unamortized transition obligation of the Companies was $29,947,000 and $32,086,000 at December 31, 1998 and 1997, respectively. Net postretirement benefit costs include the expected cost of such benefits for newly eligible or vested employees, interest cost, gains and losses arising from differences in actuarial assumptions and actual experience and amortization of the transition obligation. Net postretirement benefit costs allocated to the Company for the years ended December 31, 1998, 1997 and 1996 were $7,188,000, $5,447,000 and $5,254,000, respectively. The Company's portion of the unfunded postretirement benefit liability included in other liabilities at December 31, 1998 and 1997 was $22,177,000 and $18,366,000, respectively.

        The estimated amount of the postretirement benefit obligation of the Companies for active nonvested employees as of December 31, 1998 and 1997 was $50,586,000 and $53,950,000, respectively.

        The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1998 and 1997 was 7.25% and 7.5%, respectively. At December 31, 1998, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 9.9% for 1999 and was assumed to decrease gradually to 6.0% for the year 2005 and remain at that level thereafter.

                                   PAGE F-12

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

6.  Restructuring charge

        During the fourth quarter of 1997, the Companies began an activity value analysis process to identify and eliminate low-value activities and to improve operational efficiency in order to reduce expenses and redirect resources to those current activities and new initiatives that have the greatest potential to contribute to future results. Implementation began in the first quarter of 1998 and is substantially completed. In the first quarter of 1998, the Company recorded a restructuring charge of $14,623,000 related to the implementation of the cost control initiative.

7.  Leases

        The Companies occupy office facilities under lease agreements which expire at various dates through 2019; such leases are generally renewed or replaced by other leases. In addition, the Companies lease data processing, office and transportation equipment. Leases are the obligation of the Company. The Company contributes its proportionate share of the rental cost under such leases.

        Most leases contain renewal options for increments ranging from three to five years; certain lease agreements provide for rent increases based on price-level factors. All leases are operating leases.

        At December 31, 1998, future minimum rental payments required under non-cancelable operating leases were as follows (in thousands):

Years ending December 31:

        1999                                                          $ 67,987
        2000                                                            65,765
        2001                                                            59,767
        2002                                                            53,558
        2003                                                            47,957
        After 2003                                   325,865
                                                    --------

                                                                      $620,899


                                   PAGE F-13

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


8.  Reinsurance

        The Company participates in pooling arrangements with affiliated insurers whereby these companies assume and cede reinsurance with each other. These arrangements vary as a function of the line of business and location of the risk. A substantial amount of the reinsurance of the Company is effected under these pooling arrangements. Effective January 1, 1997, the Company's pro rata participation in the pooled property and casualty business increased.

        In the ordinary course of business, the Company assumes and cedes reinsurance with other insurance companies and is a member of various pools and associations. Reinsurance is ceded to provide greater diversification of business and minimize the maximum net loss potential arising from large or concentrated risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts which protect against losses over stipulated amounts arising from any one occurrence or event. Ceded reinsurance contracts do not relieve the Company of its primary obligation to the policyholders.

        The effect of reinsurance on premiums earned for the years ended December 31, 1998, 1997 and 1996 was as follows (in thousands):

                                          1998                    1997                      1996
                                          ----                    ----                      ----

                  Direct                  $ 2,975,310             $ 2,932,452               $ 2,868,065
                  Assumed                   1,504,786                   1,436,560                 1,158,882
                  Ceded                    (1,108,950)             (1,120,621)               (1,582,601)
                                          -----------             -----------               -----------

                    Net                   $ 3,371,146             $ 3,248,391               $ 2,444,346
                                          ===========             ===========               ===========

        For many years, a portion of the U. S. insurance business written by the Company was reinsured on a quota share basis with a subsidiary of Royal & Sun Alliance Insurance Group plc. Effective January 1, 1997, the reinsurance agreement with Royal & Sun Alliance was terminated. Ceded reinsurance premiums earned in 1996 included $266,796,000 from such reinsurance.

        Reinsurance recoveries which have been deducted from losses and loss expenses were $920,522,000, $711,805,000 and $1,048,760,000 in 1998, 1997 and
1996, respectively.

9.  Outstanding losses and loss expenses

        The process of establishing loss reserves is a complex and imprecise science that reflects significant judgmental factors. This is true because claim settlements to be made in the future will be impacted by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and changes in the Company's claim handling procedures. In many liability cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss and the settlement of the loss.

                                   PAGE F-14

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


9.  Outstanding losses and loss expenses (cont'd)

        Judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. As a result of this and other societal and economic developments, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience continue to further complicate the already complex loss reserving process.

        The uncertainties relating to asbestos and toxic waste claims on insurance policies written many years ago are exacerbated by inconsistent court decisions and judicial and legislative interpretations of coverage that in some cases have tended to erode the clear and express intent of such policies and in other cases have expanded theories of liability. The industry is engaged in extensive litigation over these coverage and liability issues and is thus confronted with a continuing uncertainty in its efforts to quantify these exposures.

        In 1993, Pacific Indemnity Company (Pacific Indemnity), a wholly-owned property and casualty insurance subsidiary of the Company, entered into a global settlement agreement with Continental Casualty Company (a subsidiary of CNA Financial Corporation), Fibreboard Corporation, and attorneys representing claimants against Fibreboard for all future asbestos-related bodily injury claims against Fibreboard. This agreement is subject to final appellate court approval. The settlement relates to an insurance policy issued to Fibreboard Corporation by Pacific Indemnity. The Pacific Indemnity policy was 100% reinsured by the Company. Pursuant to the global settlement agreement, a $1,525,000,000 trust fund will be established to pay future claims, which are claims that were not filed in court before August 27, 1993. The Company, as reinsurer of the Pacific Indemnity policy, will contribute $538,172,000 to the trust fund and Continental Casualty will contribute the remaining amount. In December 1993, upon execution of the global settlement agreement, the Company and Continental Casualty paid their respective shares into an escrow account.
The Company's share is included in short-term investments. Upon final court approval of the settlement, the amount in the escrow account, including interest earned thereon, will be transferred to the trust fund. All of the parties have agreed to use their best efforts to seek final court approval of the global settlement agreement.

        Pacific Indemnity and Continental Casualty reached a separate agreement in 1993 for the handling of all asbestos-related bodily injury claims pending on August 26, 1993 against Fibreboard. As reinsurer of Pacific Indemnity, the Company's obligation under this agreement with respect to such pending claims is approximately $635,000,000, all of which has been paid. The agreement further provides that the total responsibility of Pacific Indemnity and Continental Casualty with respect to pending and future asbestos-related bodily injury claims against Fibreboard will be shared on an approximate 35% and 65% basis, respectively.

                                   PAGE F-15

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


9.  Outstanding losses and loss expenses (Cont'd)

        At the same time, Pacific Indemnity, Continental Casualty and Fibreboard entered into a trilateral agreement to settle all present and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement will be triggered if the global settlement agreement is ultimately disapproved. The Company's obligation, as reinsurer of Pacific Indemnity, under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

        The trilateral agreement reaffirms portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminates any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

        In July 1995, the United States District Court of the Eastern District of Texas approved the global settlement agreement and the trilateral agreement. The judgments approving these agreements were appealed to the United States Court of Appeals for the Fifth Circuit. In July 1996, the Fifth Circuit Court affirmed the 1995 judgments of the District Court. The objectors to the global settlement agreement appealed to the United States Supreme Court. In June 1997, the Supreme Court set aside the ruling by the Fifth Circuit Court that had approved the global settlement agreement and ordered the Fifth Circuit Court to reconsider its approval. In January 1998, the Fifth Circuit Court again affirmed the global settlement agreement. In April 1998, the objectors to the settlement petitioned the Supreme Court to review the decision. In December 1998, argument was held before the Supreme Court on the objectors' challenge. A decision is expected during 1999.

        The trilateral agreement was never appealed to the United States Supreme Court and is final. As a result, management continues to believe that the uncertainty of the Company's exposure, as reinsurer of Pacific Indemnity, with respect to asbestos-related bodily injury claims against Fibreboard has been eliminated.

        Since 1993, a California Court of Appeal has agreed, in response to a request by Pacific Indemnity, Continental Casualty and Fibreboard, to delay its decisions regarding asbestos-related insurance coverage issues that are currently before it and involve the three parties exclusively, while the approval of the global settlement is pending in court. Continental Casualty and Pacific Indemnity have dismissed disputes against each other which involved Fibreboard and were in litigation.

        The Company has additional potential asbestos exposure, primarily on insureds for which excess liability coverages were written. Such exposure has increased due to the erosion of much of the underlying limits. The number of claims against such insureds and the value of such claims have increased in recent years due in part to the non-viability of other defendants.

                                   PAGE F-16

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


9.  Outstanding losses and loss expenses (Cont'd)

        The remaining asbestos exposures are mostly peripheral defendants, including a mix of manufacturers and distributors of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. Notices of new asbestos claims and new exposures on existing claims continue to be received as more peripheral parties are drawn into litigation to replace the now defunct mines and bankrupt manufacturers.

        Hazardous waste sites are another significant potential exposure. Under the federal "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the costs of environmental clean-up have become substantial, PRPs and others have increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the Company's liabilities related to these claims. First, the liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

        Uncertainties also remain as to the Superfund law itself. Superfund's taxing authority expired on December 31, 1995. It is currently not possible to predict the direction that any reforms may take, when they may occur or the effect that any changes may have on the insurance industry.

        Reserves for asbestos and toxic waste claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. Case reserves and expense reserves for costs of related litigation have been established where sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported reserves have been established to cover additional exposures on both known and unasserted claims. These reserves are continually reviewed and updated.

                                   PAGE F-17

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

9.      Outstanding losses and loss expenses (Cont'd)

        A reconciliation of the beginning and ending liability for outstanding losses and loss expenses, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows (in thousands):

                                                          1998                    1997                     1996
                                                          ----                    ----                     ----

Gross liability, beginning of year                        $8,644,186              $8,020,224               $7,896,430
Reinsurance recoverable,
  beginning of year                                        2,578,451               3,126,676                2,992,274
                                                          ----------              ----------               ----------
Net liability, beginning of year                           6,065,735               4,893,548                4,904,156
                                                          ----------              ----------               ----------

Net incurred claims and claim
  expenses related to:
    Current year                                           2,403,351               2,167,893                1,678,276
    Prior years                                             (109,512)                (28,704)                  19,540
                                                          ----------              ----------               ----------
                                                           2,293,839               2,139,189                1,697,816
                                                          ----------              ----------               ----------

Net payments for claims and
  claim expenses related to:
    Current year                                             765,500                 640,581                  489,074
    Prior years                                            1,245,755                 326,421                1,219,350
                                                          ----------              ----------               ----------
                                                           2,011,255                 967,002                1,708,424
                                                          ----------              ----------               ----------
Net liability, end of year                                 6,348,319               6,065,735                4,893,548

Reinsurance recoverable,
  end of year                                              2,750,484               2,578,451                3,126,676
                                                          ----------              ----------               ----------

Gross liability, end of year                              $9,098,803              $8,644,186               $8,020,224
                                                          ==========              ==========               ==========

                                   PAGE F-18

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

9.      Outstanding losses and loss expenses (Cont'd)

        A reconciliation of the beginning and ending gross and net liability for outstanding losses and loss expenses related to asbestos and toxic waste claims is as follows (in thousands):

                                                          1998                    1997                     1996
                                                          ----                    ----                     ----

Gross of Reinsurance:

Liability, beginning of year                              $1,172,751              $1,086,500               $1,437,764
Incurred losses and loss adjustment
  expenses                                                   103,251                 159,562                  219,231
Calendar year payments for losses
  and loss adjustment expenses                               119,264                  73,311                  570,495
                                                          ----------              ----------               ----------

Liability, end of year                                    $1,156,738              $1,172,751               $1,086,500
                                                          ==========              ==========               ==========


Net of reinsurance:

Liability, beginning of year                              $1,036,393              $  908,189               $1,289,883
Incurred losses and loss adjustment
  expenses                                                    87,909                 127,837                  153,614
Calendar year payments for losses
  and loss adjustment expenses                                98,426                    (367)                 535,308
                                                          ----------              ----------               ----------

Liability, end of year                                    $1,025,876              $1,036,393               $  908,189
                                                          ==========              ==========               ==========

        During 1998, the Company experienced overall favorable development of $109,512,000 on outstanding losses and loss expenses, including unallocated loss adjustment expenses, established as of the previous year-end. This compares with favorable development of $28,704,000 in 1997 and unfavorable development of $19,540,000 in 1996. Such development was reflected in operating results in these respective years. Each of the past three years benefited from favorable claim severity trends for certain liability classes; this was offset each year in varying degrees by incurred losses relating to asbestos and toxic waste claims.

        Management believes that the aggregate outstanding loss and loss expense reserves of the Company at December 31, 1998 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

                                   PAGE F-19

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS


10.  Dividend restrictions

        Indiana Insurance laws restrict the Company as to the amount of shareholder dividends it may pay without prior approval. The restrictions are generally based on net investment income and on statutory surplus. Dividends in excess of such thresholds are considered "extraordinary" and require prior approval. The maximum dividend distribution that may be made by the Company during 1999 without prior approval is $592,123,000.

11.  Year 2000 Readiness Disclosure (Unaudited)

         The Year 2000 issue relates to the inability of certain information technology (IT) systems and applications as well as non-IT systems, such as equipment with imbedded chips and microprocessors, to properly process data containing dates beginning with the year 2000. The issue exists because many systems used two digits rather than four to define the applicable year. Such systems may recognize the date "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of normal business activities or other unforeseen problems.

      The Company has performed an inventory and assessment of its mainframe systems to determine which must be retired, renovated or rewritten as a result of Year 2000 issues. As of December 31, 1998, remediation and testing procedures were completed on 95% of the Company's mainframe IT systems, including all mission critical systems except one. Management expects the remediation and testing of all remaining systems to be completed by June 1999.

         The Company has also completed an inventory and assessment of all its personal computers, servers and other non-mainframe computers. Management expects that all such computers and related software will be Year 2000 ready by the third quarter of 1999. The Company has also assessed its non-IT systems. Management believes that the failure of any of these systems would have minimal impact on the Company's operations.

         The Company has initiated contact with third parties that it has interaction with regarding their plans for Year 2000 readiness. The information obtained will be used to develop business contingency plans to address any mission critical operations that may be adversely impacted by the noncompliance of a third party with whom the Company interacts.

         The Company has identified those third parties that are critical to its operations and is assessing risks with respect to the potential failure of such parties to be Year 2000 ready. However, the Company does not have control over these third parties and management is unable to determine whether all such third parties will address the Year 2000 issue successfully. Management cannot determine the effect on the Company's future operating results of the failure of third parties to be Year 2000 ready.

                                   PAGE F-20

                            FEDERAL INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS




11.     Year 2000 Readiness Disclosure (Unaudited)(Cont'd)

         The Company's Year 2000 plans have been developed with the intention of minimizing the need for actual implementation of contingency activities. A substantial portion of 1999 will be used to monitor systems already remediated for Year 2000 for any unidentified problems and to perform additional remediation and testing as necessary. Additionally, management is studying the development of contingency plans to continue business in the unlikely event that one of the Company's critical systems fails.

      Management believes that the Company is taking the necessary measures to address Year 2000 issues that may arise and that its internal systems will be compliant. Notwithstanding such efforts, significant Year 2000 problems could arise. Given the uncertain nature of Year 2000 problems that may arise, management cannot determine at this time whether the consequences of Year 2000 related problems will have a material impact on the Company's financial position or results of operations.

         An additional concern is the potential future impact of the Year 2000 issue on insurance coverages written by the Company. The Year 2000 issue is a risk for some of the Company's insureds and needs to be considered during the underwriting process similar to any other risk to which its customers may be exposed. It is possible that Year 2000 related losses may emerge that would adversely affect the Company's operating results in future periods. At this time, in the absence of any significant claims experience, management cannot determine the nature and extent of any losses, the availability of coverage for such losses or the likelihood of significant claims.

                                   PAGE F-21